Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of the following reports, in the Registration Statement (Form S-1) and related Prospectus of Targa Resources Partners LP for the registration of 12,500,000 common units representing limited partner interests:
(1)	Our report dated September 28, 2007 relating to the financial statements of the SAOU and LOU Systems of Targa Resources, Inc.,

(2)	Our report dated July 29, 2005 relating to the financial statements of the Midstream Operations sold to Targa Resources, Inc.

/s/ Ernst & Young LLP
Houston, Texas
September 28, 2007